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                                 EXHIBIT 4(b)
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                  Form of Directors' Stock Option Agreement





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                      DIRECTORS' STOCK OPTION AGREEMENT
                      ---------------------------------

            This Agreement (the "Agreement") is made as of the _____ day of ______________, ____ between The Progressive Corporation, an Ohio corporation (the "Company"), and _____________ (the "Optionee"). The Company hereby grants Optionee an option (the "Option") to purchase _____________ Common Shares, $1.00 par value (the "Common Shares"), of the Company for a purchase price of ____________ ($________) per share (the "Option Price"). The Option has been granted pursuant to The Progressive Corporation 1998 Directors' Stock Option Plan (the "Plan") and shall include and be subject to all provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the following provisions of this Agreement:

     1. TERM. The Option shall be exercisable, in whole or part, on and after ______________, _____ but not after 5:00 o'clock p.m., Cleveland time, on
_______________________, _______.

     2. METHOD OF EXERCISE. The Option shall be exercisable from time to time by written notice (in form acceptable to the Company) which shall:

     (a) state that the Option is thereby being exercised, the number of Common Shares with respect to which the Option is being exercised, each person in whose name any certificates for the Common Shares should be registered and his or her address and social security number;

     (b) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by anyone other than the Optionee, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations; and

     (c) be accompanied by such representations, warranties or agreements with respect to the investment intent of such person or persons exercising the Option as the Company may request, in form and substance satisfactory to counsel for the Company.

     3. PAYMENT OF PRICE. Upon exercise of the Option, the Company shall deliver a certificate or certificates for such Common Shares to the specified person or persons at the specified time upon receipt of the full purchase price for such Common Shares: (i) by certified or bank cashier's check, or (ii) by delivery of unrestricted Stock with a Fair Market Value equal to the Option Price, or (iii) by any other method of payment or combination thereof authorized by the Plan.

     4. TRANSFERABILITY. The Option shall not be transferable by the Optionee. The Option shall be exercisable (subject to any other applicable restrictions on exercise) only by the Optionee for his or her own account, except in the event of the death or Disability of the Optionee, in either of which events the Option shall be exercisable (subject to any other applicable restrictions on exercise) only by the Optionee's estate (acting through its fiduciary) or, if the Optionee is unable to exercise the Option as a result of such Disability, by the Optionee's duly authorized legal representative, respectively.

     5. RESTRICTIONS ON EXERCISE. The Option is subject to all restrictions set forth in this Agreement or in the Plan. As a condition of any exercise of the Option, the Company may require the Optionee or his successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters reasonably requested by counsel for the Company.

     6. TAXES. The Optionee hereby agrees to pay to the Company, in cash or unrestricted Stock or by any other method authorized under the Plan, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to the Option granted hereunder or its exercise. If the Optionee does not make such payment to the Company, the Company shall have the right to deduct from any payment of any kind otherwise due to the Optionee from the Company, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to the Option, its exercise or the Common Shares to be purchased by the Optionee under this Agreement.


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The Option shall not be treated as an incentive stock option under Section 422 or any successor Section thereto of the Internal Revenue Code of 1986, as amended.

     7. DEFINITIONS. Unless otherwise defined in this Agreement, capitalized terms will have the same meanings given them in the Plan.



                                    THE PROGRESSIVE CORPORATION



DATE OF GRANT: __________           By:___________________________________



                           ACCEPTANCE OF AGREEMENT
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     The Optionee hereby: (a) acknowledges receiving a copy of the Plan
Description relating to the Plan, and represents that he/she is familiar with all provisions of the Plan; (b) accepts this Agreement and the Option granted to him/her under this Agreement subject to all provisions of the Plan and this Agreement; and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Company.



Date: ____________________                  ________________________________
                                            Optionee





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